Exhibit 3.1

Certificate of Designations, Preferences and Rights of the

Series A Convertible Preferred Stock of

Volato Group, Inc.

Volato Group, Inc. (the “Company”) has entered into that certain Agreement and Plan of Merger dated August 25, 2026, as amended (the “Merger Agreement”) by and among the Company, Volato Alignment Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company, and Alignment Engine Inc., a Delaware corporation (“Aligned”) pursuant to which the security holders of Aligned will be entitled to receive shares of convertible preferred stock of the Company. Capitalized words and terms not defined herein and that are not descriptive shall have the meaning as set forth in Section 17 below and the Merger Agreement.

Pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) and by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board on September 11, 2026 hereby designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges, limitations and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series A Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 79,078 shares. Each Preferred Share shall have a par value of $0.0001. Each Preferred Share shall have a stated value equal to $641.5267 (the “Stated Value”).

2. Ranking. All shares of capital stock of the Company, both common stock and any other series of preferred stock shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Junior Stock”). The Preferred Shares shall rank pari passu with shares of the Company’s Series A-1 Convertible Preferred Stock. The rights of all such shares of Junior Stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result in terms inconsistent therewith. For the avoidance of doubt, in no circumstance will a Preferred Share have any rights subordinate or otherwise inferior to the rights of shares of any Junior Stock (as defined above). Notwithstanding the foregoing, the Preferred Shares shall not be entitled to participate in any in-kind dividend from the Volato Reserve as such term is defined in the Merger Agreement.

3. Conversion.

(a) Holder’s Conversion Right. Subject to the provisions of Section 3(e), at any time or times on or after the later of (i) the Stockholder Approval Date (as defined below) and (ii) the Charter Amendment Effectiveness Date (as defined below) (such date, the “Initial Conversion Date”), each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) determined based on the Conversion Rate (as defined below).

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(b) Conversion Rate. Each Preferred Share shall be convertible without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock equal to the ratio determined by dividing (A) the Stated Value of such Preferred Share by (B) the Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Rate”). The “Conversion Price” shall initially be $0.1537. The Conversion Price shall be subject to adjustment as provided below, and for the avoidance of doubt, any adjustment to the Conversion Price as provided below shall result in a concordant adjustment to the number of shares of Common Stock into which each Preferred Share may be converted pursuant to the Conversion Rate.

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i) Holder’s Conversion. To convert a Preferred Share into a validly issued, fully paid and non-assessable share of Common Stock, on any date (a “Conversion Date”), a Holder shall deliver (whether via email or otherwise), for receipt on or prior to 11:59 p.m., New York, N.Y. time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of Preferred Shares, a Holder shall not be required to surrender the certificate(s) representing the Preferred Shares to the Company unless all of the Preferred Shares represented thereby are so converted, in which case, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid.

(ii) Company’s Response. On or before the first Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (y) shares of Common Stock to be so issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 3(c)(i) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

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(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Delivery of Conversion Shares.

(1) As soon as practicable after any conversion or payment of any amount due hereunder in the form of shares of Common Stock in accordance with this Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”), and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Company shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of shares of fully paid and non-assessable Common Stock to which the Holder shall be entitled on such conversion or payment (the “Conversion Shares”), in the applicable denominations based on the applicable conversion or payment, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act). In lieu of delivering physical certificates for the Common Stock issuable upon any conversion of this Certificate of Designations, provided the Company’s transfer agent (the “Transfer Agent”) is participating in the DTC Fast Automated Securities Transfer Program (“FAST”) or a similar program, upon request of the Holder, the Company shall cause the Transfer Agent to electronically transmit such Conversion Shares issuable upon conversion of this Certificate of Designations to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal At Custodian system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee). If the Transfer Agent is not participating in FAST or if the Conversion Shares are subject to restrictions under the Securities Act or due to the Rules of the NYSE American, Section 3(c)(v) shall apply.

(2) Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Certificate of Designations in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Certificate of Designations shall elect to convert any or all of the Preferred Shares , the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, issued with prior notice to Holder, restraining and or enjoining conversion of all or part of this Certificate of Designations shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Stated Value for such Preferred Shares , which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue the Conversion Shares upon delivery of a Conversion Notice.

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(3) The Company’s Failure to Timely Convert. If the Company shall fail for any reason or for no reason, on or prior to the applicable Share Delivery Date, if the Transfer Agent is not participating in FAST or the Conversion Shares are restricted, to issue and deliver to the Holder (or its designee) a certificate for the number of Conversion Shares to which the Holder is entitled and register such Conversion Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Conversion Shares to which the Holder is entitled upon the Holder’s conversion of this Certificate of Designations (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, if the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two Trading Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, mark-ups, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Certificate of Designations as required pursuant to the terms hereof.

(4) Conversion Priority. In the event that the Company receives a Conversion Notice from the Holder and any holders of convertible securities for the same Conversion Date and the Company can effect the conversion and exercise of some, but not all, of such portions of the Certificate of Designations, convertible securities submitted for conversion, exercise, or exchange, the Company, subject to this Section 3(c)(iv), shall (i) first effect the conversion of the entire Conversion Amount submitted for conversion on such date by the Holder, and (ii) shall thereafter effect the exercise and conversion from each holder of convertible securities electing to have convertible securities exercised, converted or exchanged on such date (other than the Conversion Shares).

(v) Book-Entry. If the Transfer Agent is not participating in FAST or if the Conversion Shares are restricted under the Securities Act, the Company shall issue the Conversion Shares in book entry within the time provided in this Certificate of Designations. Notwithstanding anything to the contrary set forth in this Section 3, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 3(c)(v) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

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ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(c) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), transfer agent fees, issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e) Beneficial Ownership Limitation. The Company shall not effect any conversion of the Preferred Shares, and a Holder shall not have the right to convert any portion of the Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Shares beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Shares and warrants, if any) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(e) applies, the determination of whether the Preferred Shares is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Shares may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination provided that for purposes of this Section 3(e), the Holder shall be entitled to rely on: (i) the Company’s most recent periodic or annual report filed with the Commission, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding and the Company shall indemnify the Holder in accordance with the Merger Agreement, if the Holder suffers any damages including attorneys’ fees, claims or losses as a result of Excess Shares (as defined below) being issued as which arises from the inaccuracy of any of the foregoing or any action or failure to act by the Company in accordance with this Certificate of Designations. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder. Upon the request of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares and warrants, if any, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Shares held by the applicable Holder. In the event that the issuance of shares of Common Stock to the Holder upon conversion of the Preferred Shares results in the Holder together with any Affiliates and Attribution Parties being deemed to beneficially own, in the aggregate, a number of outstanding shares of Common Stock in excess of the Beneficial Ownership Limitation, the number of shares so issued by which the Holder’s together with any of its Affiliates’ and Attribution Parties’ aggregate beneficial ownership of shares of Common Stock exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or transfer the Excess Shares. A Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(e) applicable to its Preferred Shares provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Preferred Shares held by the Holder and the provisions of this Section 3(e) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Shares. Notwithstanding the foregoing and for avoidance of doubt, to comply with the rules and regulations of the Principal Market, the Company shall not affect any conversion of any Preferred Shares prior to the Stockholder Approval Date.

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4. Adjustments.

(a) Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. With respect to any unconverted Preferred Shares, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price for any unconverted shares in effect immediately prior to such subdivision will be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each Preferred Share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. With respect to any unconverted Preferred Shares, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for any unconverted shares in effect immediately prior to such combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment pursuant to this Section 4(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Rights Upon Fundamental Transactions. At any time while any Preferred Shares remain outstanding, upon any subsequent conversion of any Preferred Shares, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 3(e) on the conversion of any Preferred Shares), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which any Preferred Shares is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3(e) on the conversion of any Preferred Shares). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of any Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or Surviving Entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designations and the other Ancillary Documents (as defined in the Merger Agreement) in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of any Preferred Shares, deliver to the Holder in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Preferred Shares (without regard to any limitations on the conversion of the Preferred Shares) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such Conversion Price being for the purpose of protecting the economic value of the Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Ancillary Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations and the other Ancillary Documents with the same effect as if such Successor Entity had been named as the Company herein.

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(c) Subsequent Equity Sales. If, at any time and while any shares of Preferred Shares remain outstanding, the Company sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and any such issuance, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Conversion Price, provided that the Base Conversion Price shall not be less than the Floor Price. Notwithstanding the foregoing, no adjustment will be made under this Section 4(c) in respect of an Exempt Issuance. The Company shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4(c), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4(c), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance within three Business Days, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion. This Section 4(c) shall expire 15 months from the closing of the Merger Agreement.

(d) Calculations. All calculations under this Section shall be made to the nearest cent or nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the nearest number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares, if any) issued and outstanding.

(e) Notice to Holder.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly give notice to the Holder setting forth the Conversion Price after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a statement of the facts requiring such adjustment (“Adjustment Notice”). For purposes of clarification, whether or not the Company provides an Adjustment Notice pursuant to this Section, upon the occurrence of any event resulting in an adjustment hereunder, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Rate regardless of whether the Holder accurately refers to the Conversion Price in the Conversion Notice.

(ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock (other than an in-kind dividend from the Volato Reserve), (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock are converted into other securities, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, the Company shall deliver to the Holder at its last address as it shall appear upon the books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert these Preferred Shares during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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5. Authorized Shares; Other Matters.

(a) Reservation. Beginning on the Charter Amendment Effectiveness Date, the Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 200% of the total number of Conversion Shares issuable upon full conversion of all outstanding Preferred Shares pursuant to this Certificate of Designations, without giving effect to the Beneficial Ownership Limitation, as such amount may be reduced following conversions or otherwise changed pursuant to this Certificate of Designations. Following the Initial Conversion Date, so long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, 100% of the number of shares of Common Stock as shall from time-to-time be necessary to effect the full conversion of all of the Preferred Shares then outstanding, without giving effect to the Beneficial Ownership Limitation, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each adjustment in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or adjustment in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares.

(i) The Company shall use commercially reasonable efforts to obtain the Stockholder Approval and to cause the Initial Conversion Date to occur within the minimum period of time practicable in accordance with applicable laws, rules and regulations, including those enforced or promulgated by the SEC, the Principal Market and the State of Delaware. Without limiting the generality of the foregoing, the Company shall comply with the provisions of the Merger Agreement relating to the Stockholder Approval and holding a meeting of its stockholders with respect thereto.

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(ii) If, notwithstanding Sections 5(a) and 5(b)(i) and not in limitation thereof, at any time following the Initial Conversion Date and while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall take all reasonable action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstanding, and shall use commercially reasonable efforts to cause such increase to take effect within the minimum period of time practicable in accordance with applicable laws, rules and regulations, including those enforced or promulgated by the SEC, the Principal Market and the State of Delaware. In the event of any Authorized Share Failure, the Company shall comply with and follow the terms and procedures set forth in Section 5(b)(i) to obtain the requisite stockholder approval and amendment to its Certificate of Incorporation.

(iii) In the event the Company can comply with this Section 5(b) using the written consent of its stockholders in lieu of a meeting in accordance with applicable laws, rules and regulations, the Company shall pursue such consent, adhering to the requirements of the SEC and the Principal Market, to cause the Stockholder Approval or remediation of any subsequent Authorized Share Failure within the minimum amount of time practicable in compliance with applicable laws, rules and regulations, and in any event within a shorter time period than those contemplated in Sections 5(b)(i) or (ii) with respect to a meeting of its stockholders.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents (as defined below) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, that, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time not to exceed 12 months as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation provided Holder complies with all of the other obligations of a beneficiary of the Purchase Rights that would not result in Holder exceeding the Beneficial Ownership Limitation.

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(d) Pro Rata Distributions. During such time as the Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but excluding any in-kind dividend from the Volato Reserve) (a “Distribution”), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that any Holder’s right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such times, not in excess of 12 months, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

(e) Notwithstanding anything in this Certificate of Designations to the contrary, in the event that the Company’s Common Stock is no longer listed on the NYSE American or another Eligible Market, (A) the Preferred Shares may be converted subject only to the occurrence of the Charter Amendment Effectiveness Date, and (B) in such event, Holders of the Preferred Shares shall be entitled to vote on an as-converted basis with the holders of shares of Common Stock (except as otherwise required by applicable law, including the DGCL) on all matters brought before the stockholders of the Company; provided, however, that Holders of Preferred Shares will not be entitled to vote on any matters for which stockholder approval is sought in order to comply with the rules and regulations of the Principal Market and on which the Holders are not entitled or are precluded from voting pursuant to the rules and regulations of the Principal Market. In the event of any conflict or inconsistency between this Section 5(e) and any other provision of this Certificate of Designations, the provisions of this Section 5(e) shall prevail, and such other provisions shall be construed in a manner which most closely reflects the intent of the parties as set forth in this Section 5(e).

6. Voting Rights. Prior to the Stockholder Approval Date, Holders of the Preferred Shares shall have no voting rights, except as required by law (including, without limitation, the DGCL), provided, however, as long as any Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then-outstanding Preferred Shares:

(a) alter or change adversely the powers, preferences or rights given to the Preferred Shares or alter or amend this Certificate of Designations;

(b) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders; provided, however, any increase in authorized capital or adjustments under Section 4 shall not be deemed to be adverse;

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(c) increase the number of authorized shares of Preferred Shares;

(d) pay cash dividends or distributions on junior securities of the Company (including but not limited to Junior Stock); or

(e) enter into any agreement with respect to any of the foregoing.

Beginning on the Stockholder Approval Date, Holders of the Preferred Shares shall be entitled to vote on an as-converted basis with the holders of shares of Common Stock (except as otherwise required by applicable law, including the DGCL) on all matters brought before the stockholders of the Company; provided, however, that Holders of Preferred Shares will not be entitled to vote on any matters for which stockholder approval is sought in order to comply with the rules and regulations of the Principal Market and on which the Holders are not entitled or are precluded from voting pursuant to the rules and regulations of the Principal Market.

Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders), which notice shall be provided pursuant to and in accordance with the Company’s Bylaws and the DGCL.

7. Liquidation Preference, Dissolution, Winding-Up. Upon any Liquidation Event, each holder of Preferred Shares shall be entitled to receive, in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), prior and in preference to any distribution to the holders of Junior Stock, an amount equal to such holder’s Stated Value per share for each Preferred Share (the “Liquidation Preference”). Following payment in full of the Liquidation Preference, the remaining assets and proceeds available for distribution shall be distributed among the holders of Common Stock and the Holders of Preferred Shares (on an as converted basis) pro rata in accordance with their respective ownership percentages. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 7. All the preferential amounts to be paid to the Holders under this Section 7 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 7 applies. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder. If the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of parity stock, then each Holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of parity stock, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of parity stock.

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8. Participation. In addition to any adjustments pursuant to Section 4, the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation). Notwithstanding the foregoing, the participation rights in this Section 8 shall not apply to any in-kind dividend from the Volato Reserve. Except as provided in this Section 8, no dividends shall accrue or be payable with respect to the Preferred Shares.

9. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

10. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations.

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12. Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (ii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

13. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

14. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) delivered by reputable air courier service with charges prepaid, next Trading Day delivery, or (iii) transmitted by email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, with evidence of confirmation, at the address designated below (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second Trading Day following the date of transmittal by express courier service, fully prepaid, addressed to such address. The addresses for such communications shall be: (i) if to the Company, to: 1954 Airport Road, Suite 124, Chamblee, GA 30341, Attention: Mark Heinen, Chief Financial Officer, mark.heinen@flyvolato.com; and (ii) if to the Holders, to: the addresses and email address on record with the Company.

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15. Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), or shall engage the transfer agent for its common stock to maintain, a register for the Preferred Shares, in which the Company shall record the name, address and email address of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares are registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the DGCL. This provision is intended to comply with the applicable DGCL sections permitting stockholder action, approval and consent effected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation. Notwithstanding the foregoing, in connection with any future financing of the Company, the Board may, without any further approval of the Required Holders, amend this Certificate of Designations to provide the Series A holders with additional voting and conversion rights hereunder so long as such amendment does not violate the rules and regulations of the Principal Market. For the avoidance of doubt, any additional conversion rights granted by the Board hereunder shall be limited to the extent such conversion would result in the issuance of shares of Common Stock, in the aggregate and taking into account prior conversions of Preferred Shares and other issuances of Common Stock pursuant to or in connection with the Merger Agreement and the transactions contemplated thereby, in excess of 19.99% of the Company’s outstanding Common Stock as of the Initial Issuance Date, or such other lesser percentage, if required by the Principal Market, such that the conversion does not violate the rules and regulations of the Principal Market without first obtaining Stockholder Approval in accordance with the Principal Market rules and regulations.

17. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “Business Day” means any day on which banks located in New York, NY are open except Saturday or Sunday.

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(b) “Certificate of Designations” means Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Volato Group, Inc.

(c) “Charter Amendment” means a Certificate of Amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock in an amount sufficient to provide for issuance of all Conversion Shares and for the Company to reserve a number of authorized and unissued shares of Common Stock equal to the Required Amount.

(d) “Charter Amendment Effectiveness Date” means the first Trading Day following effectiveness of the Charter Amendment filed with the Secretary of State of the State of Delaware.

(e) “Closing Sale Price” means, for any security as of any date, the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price (as the case may be) then the last trade price of such security prior to 4:00 p.m., New York, New York time, as reported by Bloomberg, or, if the NYSE American or another Eligible Market is not the Principal Market, the last trade price of such security on the principal securities exchange or Trading Market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTCID Basic Market operated by OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined in good faith by the Company and the applicable Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f) “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(g) “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant, units or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(h) “DGCL” means the Delaware General Corporation Law.

(i) “Eligible Market” means The New York Stock Exchange, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

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(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Exempt Issuance” means the issuance of (a) shares of Common Stock or options, restricted stock units, restricted stock, stock appreciation rights or other equity or equity-based awards to employees, officers, consultants, advisors, or directors of the Company pursuant to any stock, stock option, equity incentive, employee stock purchase, inducement, employment, consulting, director compensation or other similar plan, agreement or arrangement duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose or otherwise approved in accordance with applicable Principal Market rules, (b) securities exercisable or exchangeable for, or convertible into, shares of Common Stock issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to mergers, acquisitions, business combinations, joint ventures, license arrangements, strategic alliances, or other strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) warrants issued to placement agents or underwriters in connection with financing approved by the Board .

(l) “Floor Price” means $0.101, subject to adjustment for reverse and forward stock splits, recapitalizations, and similar transactions following the date hereof, provided that for purposes hereof, the Floor Price shall be reduced, but never increased, every six months following the Original Issue Date to equal 20% of the most recent closing price of the Common Stock as of any such date.

(m) “Fundamental Transaction” shall mean that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (B) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions to any other Person, or (C) directly or indirectly make, or allow any other Person to make, a purchase, tender or exchange offer (whether by the Company or another Person) that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) the Company, directly or indirectly, in one or more related transactions, consummate a stock or share exchange agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share exchange agreement or other business combination), or (E) the Company reorganizes, recapitalizes or reclassifies the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Company. Notwithstanding the foregoing, the term Fundamental Transaction shall not include the transactions contemplated by the Merger Agreement.

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(n) “Initial Issuance Date” means the date on which the Preferred Shares are issued.

(o) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the term Liquidation Event shall not include the transactions contemplated by the Merger Agreement.

(p) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(q) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(r) “Principal Market” means the market on which the Common Stock is listed or quoted for trading as of the date in question. As of the Initial Issuance Date, the Principal Market is the NYSE American, LLC.

(s) “Required Holders” means holders of at least a majority of the outstanding Preferred Shares.

(t) “SEC” means the U.S. Securities and Exchange Commission.

(u) “Securities” means, collectively, the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares.

(v) “Securities Act” means the Securities Act of 1933, as amended.

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(w) “Stockholder Approval” means (a) such approval as may be required by the applicable rules and regulations of the NYSE American, LLC (or any successor entity) from the stockholders of the Company with respect to issuance of all of the Conversion Shares upon the conversion of the Preferred Shares, and (b) approval for the Company to file the Charter Amendment.

(x) “Stockholder Approval Date” means the first Trading Day following the Company’s notice to the Holders of Stockholder Approval, which notice shall be provided within two Trading Days of the Company’s receipt of Stockholder Approval. Notwithstanding anything to the contrary, such notice shall be deemed to be given by a public filing with the SEC disclosing the effectiveness of the Stockholder Approval.

(y) “Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

(z) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(aa) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York, New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

(bb) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or any market operated by OTC Markets (or any successors to any of the foregoing).

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Volato Group, Inc. to be signed by its Chief Executive Officer on this 11th day of September, 2026.

Volato Group, Inc.

Name:	Matthew Liotta
Title:	Chief Executive Officer

Signature Page to Certificate of Designations

EXHIBIT I

VOLATO GROUP, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Volato Group, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of Volato Group, Inc., a Delaware corporation (the “Company”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Tax ID Number (If applicable):

Conversion Price:

Number of shares of Common Stock to be issued: ___________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: _________________________________________

_________________________________________

Address: _________________________________________

Telephone Number: ________________________________

email address: _________________________________

Holder: __________________________________________

By: _____________________________________________

Title: ___________________________________________

Dated:_____________________________

Account Number (if electronic book entry transfer): __________________________________

Transaction Code Number (if electronic book entry transfer): __________________________

Exhibit I- 1